UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 20, 2024
Coronado Global Resources Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street Brisbane, Queensland, Australia (Address of principal executive offices)	4000 (Zip Code)

Registrant’s telephone number, including area code: (61) 7 3031 7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Group Chief Financial Officer

As previously disclosed, on November 5, 2024 (November 6, 2024 in Australia), Mr. Gerhard Ziems informed Coronado Global Resources Inc. (the “Company”) that he is resigning as Group Chief Financial Officer and Head of Strategic Investment to pursue new opportunities. Mr. Ziems’ resignation will be effective as of December 31, 2024.

Appointment of Interim Principal Financial Officer and Interim Principal Accounting Officer

As a result of Mr. Ziems’ departure from the Company, Mr. Sandeep Deoji, the Company’s current Vice President, Group Financial Control, will serve as the Company’s interim principal financial officer and interim principal accounting officer (“Interim PFO/PAO”), effective as of January 1, 2025.

Mr. Deoji, age 41, has served as Vice President, Group Financial Control of the Company since July 2022 and, prior to that, served as Group Financial Controller from May 2021 to July 2022 and Manager, Group Financial Reporting from January 2019 to May 2021.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Deoji.

Appointment of Chief Financial Officer

On December 20, 2024 (December 21, 2024 in Australia), the Board of Directors (the “Board”) of the Company appointed Mr. Barend J. van der Merwe to serve as the Company’s Chief Financial Officer, effective as of April 1, 2025 (the “CFO Effective Date”). On the CFO Effective Date, Mr. Deoji will cease serving as the Interim PFO/PAO of the Company, but will continue to serve as the Company’s Vice President, Group Financial Control, and Mr. van der Merwe will assume the duties of the principal financial officer and principal accounting officer of the Company.

Mr. van der Merwe, age 49, has served as Chief Financial Officer of Evolution Mining, a gold mining company, since March 2023. Mr. van der Merwe previously served as Vice President, Organizational Effectiveness Transformation Programme at Orica Limited, a commercial explosives provider, from May 2022 to December 2023, and as Vice President, Group Finance from July 2019 to May 2022. Prior to that, Mr. van der Merwe served as the Chief Financial Officer and Executive Director at Lonmin Plc, a platinum group metals mining company, from April 2016 to June 2019, and Chief Financial Officer at Debswana Diamond Company Limited, a diamond mining company, from December 2012 to December 2015. Mr. van der Merwe also held various senior finance roles within Anglo American Platinum, a platinum mining company, between 2002 to 2012. Mr. van der Merwe also held various audit and accounting roles at PricewaterhouseCoopers from 1998 to 2002.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. van der Merwe.

The terms of Mr. van der Merwe’s appointment shall be governed by a contract of employment agreement, dated as of December 21, 2024, between Curragh Queensland Mining Pty Ltd (“Curragh”) and Mr. van der Merwe (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. van der Merwe’s annual total employment cost (“TEC”) will be AU$800,000 per annum, which includes Australian statutory defined contribution superannuation contributions made on Mr. van der Merwe’s behalf. Mr. van der Merwe will also receive a sign-on payment of AU$200,000, which will be paid with the first payroll after the CFO Effective Date. Mr. van der Merwe will also receive an initial grant of performance stock units with a target value of AU$600,000 to be tested and earned based on the achievement of performance goals for the 2024 to 2026 performance period. Mr. van der Merwe will also participate in the Company’s executive retention plan with a total award value based on a percentage of his TEC at the time of payment, to be paid 20% at the end of 2025, 40% at the end of 2026 and 40% at the end of 2027, in each case subject to his continued employment through such dates. Additionally, Mr. van der Merwe will be eligible to participate in incentive arrangements offered by the Company from time to time to senior executives.

Mr. van der Merwe’s employment can be terminated by either him or Curragh by giving the other party three months’ written notice (or by Curragh making payment in lieu of part or all of his notice period). If Mr. van der Merwe terminates his employment without the required notice, he must pay Curragh an amount equal to his compensation for the balance of the notice period not served. In addition to any notice payments, Mr. van der Merwe’s severance arrangement will provide for six months’ wages and superannuation contributions in the event of a termination by Curragh other than in certain specified egregious situations providing for immediate termination. If Mr. van der Merwe is terminated by reason of redundancy, he is entitled to receive retrenchment benefits in accordance with Australian legislation. Mr. van der Merwe is also subject to post-termination restrictions on competing with the Company or any subsidiary and/or soliciting its employees and customers for a period of one year following termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coronado Global Resources Inc.

By:	/s/ Douglas G. Thompson
Name:	Douglas G. Thompson
Title:	Chief Executive Officer

Date:	December 23, 2024